Exhibit 10.32

Ryman Hospitality Properties, Inc. (the “Company”)

Summary of Director and Executive Officer Compensation

I.Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers	2025
Board retainer	$ 80,000
Lead Non-Management Director retainer	$ 30,000
Audit chair retainer	$ 30,000
Human Resources chair retainer	$ 20,000
Nominating and Corporate Governance chair retainer	$ 20,000
Risk chair retainer	$ 20,000
Audit member retainer	$ 10,000
Human Resources member retainer	$ 10,000
Nominating and Corporate Governance member retainer	$ 7,500
Risk member retainer	$ 10,000

Non-employee directors may elect payments in cash or defer a portion of their cash compensation and receive restricted stock units pursuant to the Company’s 2024 Omnibus Incentive Plan with a value equal to the fees, based on the fair market value of the Company’s common stock on the date of issuance. Such restricted stock units will be deferred until a specified date or the end of the director’s service on the Board of Directors. All directors are reimbursed for expenses incurred in attending meetings.

In addition, each non-employee director receives, as of the date of our board meeting following our annual meeting of stockholders, an annual grant of restricted stock units having a dollar value of $120,000, based upon the fair market value of the Company’s common stock on the date of grant. The restricted stock units vest fully on the first anniversary of the date of grant, pursuant to the Company’s 2024 Omnibus Incentive Plan, unless deferred by the director until a specified date or the end of the director’s service on the Board of Directors. Directors do not receive fees for attending meetings.

II.Executive Officer Compensation. The following table sets forth the 2025 annual base salaries and the fiscal 2024 short-term incentive compensation provided to the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers to be named in the Company’s proxy statement to be filed in connection with the 2025 annual meeting of stockholders (the “Named Executive Officers”).
	024 Salary
Executive Officer	2025 Salary	Fiscal 2024 Bonus Amount
Mark Fioravanti	$950,000	$1,650,000
Colin Reed	$525,000	$943,272
Jennifer Hutcheson	$543,375	$674,827
Patrick Chaffin	$595,125	$753,250
Scott Lynn	$501,976	$627,421

The following table sets forth the fiscal 2025 bonus targets as a percentage of 2025 base salary set for the Company’s Named Executive Officers:

Executive Officer	Threshold	Target	Maximum
Mark Fioravanti	87.5%	175%	350%
Colin Reed	87.5%	175%	350%
Jennifer Hutcheson	62.5%	125%	250%
Patrick Chaffin	62.5%	125%	250%
Scott Lynn	62.5%	125%	250%

These amounts were unchanged from fiscal year 2024. The fiscal 2025 bonuses will be determined based upon the achievement of certain financial goals, and, if earned, will be paid pursuant to the Company’s cash incentive compensation program under the Company’s 2025 Incentive Compensation Plan.

On February 20, 2025, as part of an annual grant to designated management-level employees, including the Named Executive Officers, the Named Executive Officers received the following long-term incentive awards pursuant to the Company’s 2024 Omnibus Incentive Plan:

●

Awards of performance-based restricted stock units for the 2025-2027 performance period, as listed in the table below, of which up to 150% will vest on March 15, 2028 based on the achievement of Total Stockholder Return (“TSR”) against a designated peer group (the “Performance-Based RSUs”).

●	Awards of time-based restricted stock units, as listed in the table below, vesting ratably over four years beginning on March 15, 2026 (the “Time-Based RSUs”).

The long-term incentive awards to each Named Executive Officer were as follows:

Executive Officer	Time-Based RSUs	Performance-Based RSUs
Mark Fioravanti	16,064	16,947
Colin Reed	7,608	8,028
Jennifer Hutcheson	3,940	4,154
Patrick Chaffin	3,596	3,792
Scott Lynn	3,032	3,198

Certain performance-based restricted stock unit awards under the Company’s 2016 Omnibus Incentive Plan previously granted to the Named Executive Officers, with respect to performance periods ended December 31, 2024, will vest on March 15, 2025 as will be reflected in Form 4 filings to be made with the SEC.

III.Additional Information. The foregoing information is summary in nature. Additional information regarding the compensation of directors and Named Executive Officers will be provided in the Company’s filings with the SEC, including the proxy statement to be filed in connection with the 2025 annual meeting of stockholders.